EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT

               SCT Software & Resource Management Corporation
               SCT Government Systems, Inc.
               SCT Utility Systems, Inc.
               SCT International Limited
               SCT Manufacturing & Distribution Systems, Inc.
               SCT Technologies (Canada) Inc.
               SCT Property, Inc.
               SCT Financial Corporation
               SCT International Software & Services, Inc.